Exhibit 10.13
                                                                   -------------

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT ("Agreement") made and entered into this 14th day of March, 2005 and between WindsorTech, Inc., a Delaware corporation ("Company") and SETH A. GROSSMAN ("Employee"), but effective as of March 14, 2005.

         1. Background. Employee is employed by Company as its President and Chief Operating Officer. The parties desire to enter into a formal employment agreement governing the terms and conditions of such employment.

                              TERMS AND CONDITIONS
                              --------------------

         2. Employment. Company hereby employs Employee, and Employee hereby accepts such employment by Company, on the terms and conditions set forth below.

         3. Capacity. Employee shall serve as Company's President and Chief Operating Officer and will be expected to perform duties appropriate to this executive position.

         4. Term. The term of Employment pursuant to this Agreement shall be for continuously rolling three (3) year periods unless either party gives the other party notice that it [the party giving notice] wishes to cease the continuous rolling term provision feature, with the next contract anniversary (i.e. January 1 of each year) and thereby fix the term for a period of three (3) years from the next contract anniversary. By way of example, on January 1, 2005, the term of employment shall be January 1, 2005 through December 31, 2008; if on August 1, 2006 the Company, shall have notified Employee that the term is fixed; Employment shall terminate three years after the next anniversary date, or December 31, 2009.

                  Notwithstanding the foregoing, the term of this Agreement may end prior to the termination date determined under this paragraph 4, or as provided in paragraphs 11, 12, 13 or 14.

         5. Service While Employed. Unless otherwise agreed to in writing by the Company, employee agrees to devote his best efforts, his full diligence and substantially all of his business time to his duties hereunder and shall not engage, either directly or indirectly, in any business or other activity which is competitive with or adverse to the interests or the business of Company.

         6. Items Furnished. Company shall furnish Employee with such private office, secretarial assistance, and such other facilities, equipment and services suitable to his position and adequate to perform his duties hereunder. Employee shall not be relocated by Company without his consent.

         7. Compensation, Vacations and Reimbursement. As partial compensation for his services to Company, Company agrees to pay Employee an annual salary paid in regular monthly or other agreed upon installments, of not less than three hundred thirty nine thousand two hundred dollars ($339,200.00) and an annual bonus computed in accordance with the sample bonus plan Exhibit "A" which is attached and is a part of this Agreement as amended from time to time. In addition, Employee may be entitled to receive such bonuses (in addition to that required under the preceding sentence), incentive compensation, and other compensation, if any, as the Board of Directors, shall award Employee from time to time whether in cash, Company stock, stock options, other stock based compensation, other form of remuneration, or any combination of the foregoing. All such compensation shall be subject to legally required income and employment tax withholding. Employee shall be entitled to his regular pay during his vacations and reimbursement for all reasonable business expenses in accordance with Company's policies for executive officers.

         8. Pension, Welfare and Related Benefits. In addition to the compensation described in paragraph 7 above, Employee shall be entitled to participate in such bonus, profit sharing, deferred compensation and pension plans of Company for which he is eligible and such welfare and fringe benefits plans and programs of the Company for which he is eligible.

         9. Other Benefits. Employee and his immediate family members [immediate family members are defined in applicable policies of insurance] shall be entitled to participate in Company health insurance programs as the same may exist from time to time; employee acknowledges that he may be responsible for all or a portion of said insurance premiums in accordance with Company policy as from time to time applicable to officers of the Company. No other benefits shall be in addition to any reimbursement to which Employee is entitled under this Agreement.

         10. Supplemental Compensation. Except as otherwise provided in this Agreement, upon the termination of Employee's employment with Company, other than due to his breach of a material provision of this Agreement, or termination of Employee's employment with the Company as a result of acts of fraud, dishonesty, deceit, willful and wanton conduct, violation of law or other similar acts or conduct, in which event Employee shall be due no compensation pursuant to this paragraph, Employee shall be entitled to receive commencing on the first day of the next month following the date of the termination of employment from Company 36 equal monthly payments, each in the amount of the monthly average of all compensation paid by Company to employee in the twelve
(12) months prior to the date of termination. [By way of example, if employee's total compensation within the prior twelve (12) month was five hundred thousand dollars ($500,000.00), then Employee shall receive forty-one thousand six hundred sixty-six dollars and 66 cents ($41,666.66) per month for thirty-six
(36) consecutive months.] If Employee should die before all or any part of the above described monthly payments have been made, all payments or all remaining payments shall be made to his designated beneficiary, if any, otherwise to his estate. The aggregate amount payable under this paragraph shall be reduced (but not below zero) by the amount, if any, payable under paragraph 14 and such reduced amount shall also be payable in 36 equal monthly installments. Notwithstanding the foregoing, if Employee terminates his employment pursuant to the second sentence of paragraph 12, he shall be due no compensation under this Paragraph.

11.      Disability.

         (a) In the event Employee shall become disabled and be unable to perform his services in accordance with the terms of this Agreement, he shall be entitled to full salary, all additional salary and benefits during the first twelve (12) month period of his disability.

         (b) In the event disability shall extend for a period beyond twelve (12) consecutive months or twelve (12) months in any twenty-four (24) consecutive month period, Employee then shall be entitled to receive only such compensation as may be provided by way of disability income insurance procured by Employer on Employee, if any, the premiums for which were paid by Employer.

         (c) For the purpose of this paragraph, the term "full salary" shall mean one-twelfth (1/12) of the twelve (12) months in total compensation paid to Employee immediately prior to the onset of his disability.

         (d) In the event Employer pays premiums on disability income insurance for which Employee is the insured, either as the owner of such insurance or on behalf of Employee, and by virtue of being disabled, Employee shall be considered to have been paid by Employer towards (all payments made by said insurance will be credited toward any sums due from the Company to Employee) fulfilling its obligations to Employee as such obligations are described in this Paragraph.

         (e) Insurance benefits received by Employee with respect to policies, which he owns individually and on which he personally has paid premiums, shall in no way affect the terms of this Agreement.

         (f) After a disability or a series of disabilities has continued for a period of twelve (12) consecutive months or for twelve
                  (12) months in any twenty-four (24) consecutive month period, Employee's employment shall terminate, whereupon he shall have no further rights to compensation under this agreement except the right to be considered an employee of the Company with respect to health insurance for Employee and his family (for so long as Employee's Disability shall exist) hereto and except the right to receive disability insurance proceeds with respect to insurance policies for which he is the insured, the premiums for which were paid by Employer.

         (g) The term "disability" as used in this Paragraph is defined as the inability of Employee to substantially perform the employment obligations as herein set forth due to mental or physical illness or accident.

         12. Termination Upon Retirement or Notice. From and after the time Employee attains age 65, he may retire at any time by notifying Company at least 120 days prior to his intended retirement date or be retired by Company upon at least two years notice. In addition, Employee may terminate his employment at any time after December 31, 2005, upon six (6) months prior notice. If a notice of termination has been given under this paragraph, and the Agreement is terminated under another provision if this Agreement, such as by death ("Other
Termination Provision") prior to the date of such termination under this paragraph, then the Agreement shall be deemed to have been terminated pursuant to the Other Termination Provision.

         13. Default. In the event that either party fails to perform material provision of this Agreement and such failure continues for 15 days after notification from the non-breaching party, the non-breaching party may terminate this Agreement by notice to the breaching party. Such termination shall be without prejudice to any rights or remedies, which the non-breaching party may have.

         14. Change in Control. Notwithstanding any other provision of this Agreement, should a "change of control" occur, Employee, at his sole option and discretion, may terminate his employment under this Agreement at any time within one year after such change of control upon 15 days notice. In the event of such termination, Company shall pay to Employee a severance payment ("Severance Payment") equal to: (a) three times the then current bonus due or pro rata portion thereof and (b) three times the base amount as defined in Section 280G(b)(3) of the Code minus $1.00. Notwithstanding the foregoing, (a) if the Severance Payment and any other amounts payable by Company to Employee are parachute payments under Code Section 280G (collectively, "Parachute Payments") and, (b), if reducing the Severance Payment would eliminate the tax provided for in Code Section 4999 ("Section 4999 Tax") which would otherwise be applicable to the Parachute Payments, and (c) if, because of such elimination, the net amount of the Parachute Payments (total payments minus Section 4999 Tax) would be greater than such net amount without reduction, then the Severance Payment shall be reduced by the smallest amount required to eliminate the imposition of the
Section 4999 Tax. The foregoing determination shall be made by Company's Board of Directors and this determination shall be binding upon Company and Employee. The amount determined under the foregoing provisions of this paragraph shall be payable no later than one month after the effective date of the Employee's termination of employment. A change in control means: (a) the acquisition by any person or entity, other than Company or a "related entity," of (i) more than 20% without the approval of the Board of the outstanding shares of Company's voting stock on a diluted and/or converted basis through a tender offer, exchange offer or otherwise or (ii) more than 50% with the approval of the Board of the outstanding shares of Company's voting stock on a diluted and/or converted basis through a tender offer, exchange offer or otherwise; (b) the sale or other disposition of all or substantially all of Company's assets unless shareholders of Company prior to such sale or disposition own at least 50% of the voting stock on a diluted and/or converted basis of the purchaser, and the purchaser assumes Company's obligations under this Agreement; (c) a merger or consolidation involving Company which results in Company not being the surviving parent corporation or after which shareholders of the Company own less than 50% of the voting stock on a diluted and/or converted basis of the surviving entity; or (d) any time during any two-year period in which individuals who constituted 3/5 of the Members , the Board at the start of such period (except in the case of a transaction described in a(i) or (c)), shall no longer constitute at least 3/5th of the Board of Directors of the Company; provided however, that Employee shall not have voted for removal of said member(s) of the Board of Directors, except in the event of removal "for cause". Further, it shall not be deemed a change in control as a result of a change of directors via annual election(s) unless said change in the Board of Directors was effectuated as a result of a shareholder vote at an annual meeting of the Company and Employee voted to retain the removed directors. A "related entity" is the parent, a subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by Company, its parent or a subsidiary.

         15. Non-Competition. For a three (3) year period from and after termination of Employee's employment for any reason other than death, Employee shall not engage, directly or indirectly, either on his own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive  with  the  business  of  Company,  at the  time of  termination  of
Employee's employment, or own more than 5% of any such firm, corporation or other entity. In addition, Employee must furnish Company with such information, as Company shall from time to time request in order to determine that Employee is in compliance with the requirements of the preceding provisions of this paragraph. The payments to be made under paragraph 10 are conditioned upon
Employee's complying with the provisions of this paragraph. In the event that such provisions are not complied with, then, in addition to all other rights and remedies which Company may have (and which Employee agrees shall include equitable relief), Company may suspend such payments for any period of time in which Employee is not in compliance with the preceding provisions of this paragraph. Employee agrees that the restrictions of this paragraph are reasonable and required to protect the legitimate business interests of Company.

         16. Nondisclosure; Return of Records. Employee will not, except as authorized by Company, publish or disclose to others, or use for his own benefit, or authorize anyone else to publish or disclose or use, or copy or make notes of any secret, proprietary, or confidential information or knowledge of data or trade secrets of or relating to the business activities of Company which may come to Employee's knowledge during his employment with the Company. Upon termination of Employee's employment for any reason, Employee will deliver to Company, without retaining any copies, notes or excerpts, all records, notes, data, memoranda, and all other documents or materials made or compiled by Employee, or made available to him by Company during his employment, which are in Employee's possession and/or control and which are the property of Company and/or which relate to Employee's employment or the business activities of Company.

         17. Confidential Business Information - Defined. Employee recognizes, acknowledges, and agrees that the courses of treatment, supplies, documents, lists, files, records, data, and any other information developed, acquired or used by the Company in its business, including all information developed and acquired by Employee in the course of his relationship with the Company as it may exist from time to time, are considered confidential.

         18. Confidential Business Information - Admissions. Employee admits that such Confidential Business Information is a valuable, special, and unique asset of the Company's business that gives the Company advantage over its actual and potential competitors, and Employee further admits and agrees that:

            a. Company has implemented such practices and measures as are reasonably necessary to preserve and to protect the confidentiality of such Confidential Business Information;

            b. Employee, by reason of the trust relationship arising between him and the Company, owes the Company a fiduciary duty to preserve and protect such Confidential Business Information from all unauthorized disclosure or unauthorized use;

            c.  Such  Confidential   Business  Information   constitutes  "trade
secrets";

            d. Unauthorized disclosure or unauthorized use of such Confidential Business Information would irreparably injure the Company.

         19. Confidential Business Information - Prohibited Acts. Employee understands and agrees that all such Confidential Business Information is to be preserved and protected, is not to be disclosed or made available, directly or indirectly, to third persons for purposes unrelated to the business objectives of the Company without prior written authorization and is not to be used, directly or indirectly, for any purpose unrelated to the business objectives of the Company.

         20. Confidential Business Information - Continuing Obligations. Employee understands and agrees that his obligations under this Confidentiality Agreement, specifically including the obligations to preserve and protect and not to disclose (or make available to third persons) or use for purposes unrelated to the business objectives of the Company, without prior written authorization of the Company, continue indefinitely and do not, under any circumstances or for any reason, cease upon termination of Employee's relationship with the Company; and that such Confidential Business Information shall remain the sole property of the Company.

         21. Confidential Business Information - Proprietary Interest. Employee understands and agrees that all such Confidential Business Information is and shall remain, at all times, the sole property of the Company; that he obtains no proprietary interest in any Confidential Business Information developed or acquired in the course of his relationship with the Company; and that it shall be no defense to enforcement of this Confidentiality Agreement that Employee or any third-party acting on his behalf or direction, developed or acquired, in whole or in part, the Confidential Business Information disclosed or used without authorization.

         22. Confidential Business Information - Remedies. If an action should have to be brought by the Company to enforce the provisions of this Confidentiality Agreement, Employee recognizes, acknowledges, and agrees that the Company shall be entitled to all remedies at law and/or equity, all without the need of bond. All such remedies shall be cumulative and not exclusive.

         23. Company. For purposes of this Agreement, the Company means WindsorTech, Inc. and all parent subsidiaries and affiliates of WinsorTech, Inc.

         24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company and any successors or assigns of Company, and Employee, his heirs, personal representatives and assigns, except that Employee's obligations to perform services and rights to receive payment therefore shall be non-assignable and nontransferable.

         25. Entire Agreement: Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior or contemporaneous agreements not set forth in this agreement. This Agreement may not be modified other than by an agreement in writing signed by each of the parties.

         26. Waiver. Any failure by either party to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision. Any waiver by either party of any breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or any other provision of this agreement.

         27. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         28. Paragraph Headings. Paragraph headings throughout this Agreement are solely for the convenience of the parties and shall not be construed as a part of any section or as modifying the contents of any section.

         29. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         30. Notices. All notices under this Agreement shall be personally delivered, sent certified mail, postage prepaid, to Company at its corporate office and to Employee at his principal residence, or sent by telecopy.

         31. Modification. In the event that any provision of this Agreement is invalid or unenforceable, it shall be modified to the extent required to be valid and enforceable and only to such extent. If it cannot be so modified, then it shall be deemed to have been deleted from this Agreement but such deletion shall not affect the remaining terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company                               Employee:

WindsorTech, Inc.                     Seth A. Grossman

-------------------------------       ----------------------------
By:
Title:

                                   EXHIBIT "A"
                                WINDSORTECH, INC.
                         Demonstrative Annual Bonus Plan

                                  For Year 2005


--------------------------------------------------------------- --------------- ------------------
2005 Corporate Goals:                                              Category        % of Bonus
--------------------------------------------------------------- --------------- ------------------
1. Raise a minimum of $2.0 million, either through debt
   or capital or a combination thereof.                                A                25%

--------------------------------------------------------------- --------------- ------------------
2. Complete an acquisition of one or more companies
   with cumulative EBITDA of $1,000,000                                B                25%

--------------------------------------------------------------- --------------- ------------------
3. Achieve  2005  revenue  growth  of  Company  and  all               C                10%
   entities of 30% compared to 2004.

--------------------------------------------------------------- --------------- ------------------
4. Achieve Business Plan EBT                                           D                40%

--------------------------------------------------------------- --------------- ------------------

                            Compensation Objectives:

1. To 03/01/08 (end of current contract) Base Salary and Bonus Bases as follows:

         ------------------------------------ ----------------------- -------------------------
                        Name                         Salary*                Bonus Base**
         ------------------------------------ ----------------------- -------------------------
         Seth A. Grossman, President, Chief          $339,200                 $339,200
                  Operating Officer
         ------------------------------------ ----------------------- -------------------------

2.       Bonus plan kicks in after achieving at least 85% of the above goals, and is payable as follows:

         ------------------------------------ ------------------------ ------------------------------------
                                                 Amount of Bonus Base
                 % of Goal Achieved                   Payable                 Cumulative Bonus Paid
         ------------------------------------ ------------------------ ------------------------------------
                        85.0%                           10%                            10%
         ------------------------------------ ------------------------ ------------------------------------
                    85.1 - 90.0%                        10%                            20%
         ------------------------------------ ------------------------ ------------------------------------
                    90.1 - 95.0%                        10%                            30%
         ------------------------------------ ------------------------ ------------------------------------
                    95.1 - 100.0%                       10%                            40%
         ------------------------------------ ------------------------ ------------------------------------
                   100.1 - 105.0%                       25%                            65%
         ------------------------------------ ------------------------ ------------------------------------
                   105.1 - 110.0%                       25%                            90%
         ------------------------------------ ------------------------ ------------------------------------
                   110.1 - 115.0%                       30%                           120%
         ------------------------------------ ------------------------ ------------------------------------
                   115.1 - 120.0%                       35%                           155%
         ------------------------------------ ------------------------ ------------------------------------

The Bonus due is calculated as follows: Multiply the "% of Goal Achieved" by the percentage in the "Cumulative Bonus Paid" column. This computation is done independently for each corporate goal then added up to calculate the total bonus to be paid.